EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                           OTCBB: WTRO


               Wi-Tron, Inc. Announces new Chief Executive Officer


RARITAN, N.J., June 1, 2006 -- Wi-Tron, Inc. (OTCBB: WTRO, News), a manufacturer of ultra-linear high power amplifiers, today announced the appointment of Joe Nordgaard as CEO effective June 1, 2006.

Mr. Nordgaard comes to Wi-Tron with an extensive background in telecom and wireless industries, with more than 20 years of leadership experience that began at AT&T Bell Laboratories. As the former lead strategist for Lucent Technologies' Wireless Network Systems division, he created and drove Lucent's global business development leadership in the cdma450 industry. He also worked diligently with many foreign governments, operators and vendors to drive this vision; and as a direct result cdma450 is now used in over 30 countries and scheduled for use in many more. Huawei Technologies of Shenzhen, China, recently awarded their "Gold Medal Of Honor" to Mr. Nordgaard for his years of effort in creating the global cdma450 market and assisting Huawei in addressing that market and encouraging Huawei in opening the vast Chinese market to this cost-efficient version of 3G technologies. This is the first time Huawei has ever given this award to a non-employee. Mr. Nordgaard also holds two patents in wireless communications.

"Joe will utilize his 25 years of telecom experience and wireless contacts around the world to help introduce Wi-Tron's technology advances in RF amplification to wireless OEM's and wireless service providers worldwide" said Wi-Tron Chairman and former CEO, John Chase Lee. "He has an impressive track record of revenue growth through strategic planning, team building, and resource management."

"I am thrilled to join the Wi-Tron team and continue building this world-class organization," said Nordgaard. "I believe that Wi-Tron is positioning itself perfectly to capitalize on the unprecedented demand for key wireless products, where opportunities are greatest for market penetration, revenue growth and high gross margins. When you consider all the amazing technological advances that have occurred in the wireless industry over the last 10 to 15 years, advances in amplification have been an essential behind-the-scenes driver of the industry. Continued advances in Digital Signal Processors (DSPs) and Field Programmable Gate Arrays (FPGAs) have set the stage for major breakthroughs in greater power efficiency over broader and broader bandwidths."

"Today's state of power amplification is a significant hidden cost to the wireless industry. The rapid success of wireless globally has countless telecom operators providing "RF illumination," utilizing very inefficient amplifiers, over vast areas of the earth's surface 24 hours a day, 365 days a year. I believe the team we have assembled here at Wi-Tron enables us to simultaneously tap our expertise in cutting-edge designs and to break ground on new levels of efficiency that, until recently, were unfeasible," added Nordgaard.


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Wi-Tron  designs and develops  ultra-linear,  high-efficiency,  broadband  power amplifier products that are critical to the wireless industry and essential for achieving higher data speeds over broader bandwidths. The Wi-Tron team is currently building a series of design platforms that will expand its market opportunity in wireless technologies, frequency bands and power ranges.

"The wireless industry has a voracious appetite for advanced amplifier designs, fueled by the need to provide broader bandwidth applications like wireless VoIP, advanced gaming and streaming video, now and in the future. I am very excited and honored for this opportunity to work with such an experienced team and I believe we will attract the talent we need to address this momentous global opportunity during this important transitional period," Nordgaard added in closing.


About Wi-Tron Inc.

Wi-Tron, Inc. designs, manufactures and sells ultra-linear single and multi-channel high power amplifiers to the worldwide wireless telecommunications market. Single and multi-carrier linear power amplifiers are critical components for all wireless system base stations. Amplifiers increase the power of radio frequency and microwave signals with low distortion. Wi-Tron's products are designed and marketed for a wide range of applications across many frequencies, including second and third generation wireless, X-band, and local loop segments of the wireless telecommunications industry.


For additional product information, visit our website at www.Wi-Tron.com

To receive press releases, investor newsletters and corporate updates, please email your request to: info@segue.biz

SOURCE: Wi-Tron, Inc.

Wi-Tron, Inc.
Tochi Bains,
908-253-6870 ext. 106

Investor Relations:
Craig H. Bird
CHBird@segue.biz
Investor Relations website:
http://finance.groups.yahoo.com/group/Wi-Tron/
(215) 885-4981



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